Exhibit 99.1


                              COMPANY PRESS RELEASE

                    Arete Industries, Inc. Acquires Exclusive
                      Rights to Purchase and Fund Three Oil
                     and Gas Drilling and Re-Work Prospects

                              For Immediate Release

Tuesday, December 14, 2004

NIWOT, Colorado, December 14, 2004 (Business Wire) Arete Industries, Inc. (OTC - Bulletin Board: ARET) announced the exclusive right to acquire three oil and gas drilling, re-entry, and re-work prospects located in Texas and Oklahoma. The Company has negotiated a 45 day initial exclusive period to review terms and obtain indications of interest from investment sources. Following an internal evaluation, the Company gained the requisite confidence to lock up the deal and take it to its financial consultants for their review and approval.

Thomas P. Raabe, Arete CEO stated, "We are pleased that the Company has completed its first tier due diligence on this project and that we have presented it to our financial consultants for evaluation." "The Company, while constrained by contract to withhold the specific proposed deal terms and other proprietary information about these prospects, will announce further developments as they materialize and become confirmed." Raabe concluded.

About the Company. Arete Industries, Inc., a Colorado Corporation, has recently embarked upon a new business direction in the Traditional, Renewable and Alternative Energy sectors. The Company is pursuing existing production and conducting drilling, re-entry and reworking projects in known, existing fields, including overlooked and by-passed reserves, using state of the art oil field exploration, drilling, completion and production enhancement technology.

Statement as to Forward Looking Statements. Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. Such risks include the fact that the prospects being pursued by the Company are not yet secured with contracts, nor have binding commitments for financing been obtained, and that the Company will continue to compete with other investors for acquisitions or investments in viable projects that are more established and have far greater resources than the Company, and therefore no assurances can be made that the Company will be successful in obtaining financing nor in being the successful bidder for participation in the better opportunities.

For Further Information Contact:

Company Contact:
Thomas P. Raabe, CEO and Chairman of the Board
Email: ir@areteindustries.com
Arete Industries, Inc.
7102 La Vista Place, Suite 100
Niwot, Colorado 80503
Voice: 303.652.3113
Fax: 303.652.1488